Exhibit 99.1

FICO Announces Earnings of $3.61 per Share for Third Quarter Fiscal 2022

Revenue of $349 million vs. $338 million in prior year

BOZEMAN, Mont.--(BUSINESS WIRE)--August 3, 2022--FICO (NYSE:FICO), a leading predictive analytics and decision management software company, today announced results for its third fiscal quarter ended June 30, 2022.

Third Quarter Fiscal 2022 GAAP Results

Net income for the quarter totaled $93.5 million, or $3.61 per share, versus $151.2 million, or $5.18 per share, in the prior year period. The prior year results included a pre-tax gain of $92.8 million on the sale of the Debt Collections and Recovery product line, or $2.52 per share after tax.

Net cash provided by operating activities for the quarter was $117.1 million versus $100.6 million in the prior year period.

Third Quarter Fiscal 2022 Non-GAAP Results

Non-GAAP Net Income for the quarter was $115.7 million, or $4.47 per share, versus $98.8 million, or $3.38 per share, in the prior year period. Free cash flow was $115.2 million for the quarter versus $99.0 million in the prior year period. The Non-GAAP financial measures are described in the financial table captioned “Non-GAAP Results” and are reconciled to the corresponding GAAP results in the financial tables at the end of this release.

Third Quarter Fiscal 2022 GAAP Revenue

The company reported revenues of $349.0 million for the quarter as compared to $338.2 million reported in the prior year period.

“We delivered excellent results again this quarter, demonstrating the resilience of our business,” said Will Lansing, chief executive officer. “We remain well positioned for continued growth as we finish our fiscal year.”

Revenues for the third quarter of fiscal 2022 across the company’s two operating segments were as follows:

  Scores revenues, which include the company’s business-to-business (B2B) scoring solutions, and business-to-consumer (B2C) scoring solutions, were $179.4 million in the third quarter, compared to $172.2 million in the prior year period, an increase of 4%. B2B revenue increased 3%, driven largely by unit price increases and increases in unsecured credit Originations volumes, partially offset by decreases in Mortgage Origination volumes. B2C revenue increased 7% from the prior year period primarily due to growth in our partner channel.
  Software revenues, which include the company’s analytics and digital decisioning technology, as well as associated professional services, were $169.6 million in the third quarter, compared to $166.0 million in the prior year period, an increase of 2%, primarily attributable to an increase in our platform software revenue, partially offset by the sale of the Debt Collections and Recovery product line in June 2021, and reduced Professional Services revenue.
    Year-over-year, Software Annual Recurring Revenue (ARR) was up 9%, consisting of 60% platform ARR growth and 1% non-platform ARR growth. Software Dollar-Based Net Retention Rate was 108% in the third quarter, with platform solutions at 135% and non-platform solutions at 101%.

Outlook

The company is reiterating its previously provided guidance for fiscal 2022:

Fiscal 2022 Guidance
Revenues	$1.355 billion
GAAP Net Income	$350 million
GAAP EPS	$13.11
Non GAAP Net Income	$429 million
Non GAAP EPS	$16.08

The Non-GAAP financial measures are described in the financial table captioned “Reconciliation of Non-GAAP Guidance.”

Company to Host Conference Call

The company will host a webcast today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) to report its third quarter fiscal 2022 results and provide various strategic and operational updates. The call can be accessed at FICO's web site at www.fico.com/investors. A replay of the webcast will be available at our Past Events page through August 3, 2023.

About FICO

FICO (NYSE: FICO) powers decisions that help people and businesses around the world prosper. Founded in 1956, the company is a pioneer in the use of predictive analytics and data science to improve operational decisions. FICO holds more than 165 US and foreign patents on technologies that increase profitability, customer satisfaction and growth for businesses in financial services, telecommunications, health care, retail and many other industries. Using FICO solutions, businesses in more than 100 countries do everything from protecting 2.6 billion payment cards from fraud, to helping people get credit, to ensuring that millions of airplanes and rental cars are in the right place at the right time.

Learn more at http://www.fico.com

Join the conversation at https://twitter.com/fico & http://www.fico.com/en/blogs/

FICO is a registered trademark of Fair Isaac Corporation in the US and other countries.

Statement Concerning Forward-Looking Information

Except for historical information contained herein, the statements contained in this news release that relate to FICO or its business are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the impact of COVID-19 on macroeconomic conditions and FICO’s business, operations and personnel, the success of the Company’s business strategy and reengineering initiative, the maintenance of its existing relationships and ability to create new relationships with customers and key alliance partners, its ability to continue to develop new and enhanced products and services, its ability to recruit and retain key technical and managerial personnel, competition, the effects of, and any changes in, laws and regulations applicable to the Company's business or its customers, the failure to protect data privacy and security, the failure to realize the anticipated benefits of any acquisitions or divestitures, and material adverse developments in global economic conditions or in the markets we serve. Additional information on these risks and uncertainties and other factors that could affect FICO's future results are described from time to time in FICO's SEC reports, including its Annual Report on Form 10-K for the year ended September 30, 2021 and its subsequent filings with the SEC. If any of these risks or uncertainties materializes, FICO's results could differ materially from its expectations. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. FICO disclaims any intent or obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise.

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	June 30,	September 30,
	2022	2021
ASSETS:
Current assets:
Cash and cash equivalents	$155,062	$195,354
Accounts receivable, net	286,341	312,107
Prepaid expenses and other current assets	31,854	43,513
Total current assets	473,257	550,974

Marketable securities and investments	26,560	33,196
Property and equipment, net	20,449	27,913
Operating lease right-of-use-assets	39,711	47,275
Goodwill and intangible assets, net	775,132	792,284
Other assets	121,727	116,134
	$1,456,836	$1,567,776

LIABILITIES AND STOCKHOLDERS' DEFICIT:
Current liabilities:
Accounts payable and other accrued liabilities	$75,175	$100,284
Accrued compensation and employee benefits	80,194	103,506
Deferred revenue	98,486	105,417
Current maturities on debt	130,000	250,000
Total current liabilities	383,855	559,207

Long-term debt	1,826,671	1,009,018
Operating lease liabilities	42,970	53,670
Other liabilities	50,812	56,823
Total liabilities	2,304,308	1,678,718

Stockholders' deficit	(847,472)	(110,942)
	$1,456,836	$1,567,776

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Nine Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Revenues:
On-premises and SaaS software	$142,537	$130,230	$417,963	$382,236
Professional services	27,074	35,752	77,975	114,151
Scores	179,355	172,202	532,584	485,572
Total revenues	348,966	338,184	1,028,522	981,959

Operating expenses:
Cost of revenues	78,691	82,240	219,688	260,101
Research & development	35,880	45,826	111,247	130,089
Selling, general and administrative	93,248	107,729	287,710	298,912
Amortization of intangible assets	532	810	1,619	2,692
Gains on product line asset sales and business divestiture	-	(92,805)	-	(100,139)
Total operating expenses	208,351	143,800	620,264	591,655
Operating income	140,615	194,384	408,258	390,304
Other expense, net	(19,721)	(6,492)	(50,059)	(22,628)
Income before income taxes	120,894	187,892	358,199	367,676
Provision for income taxes	27,394	36,694	75,357	61,312
Net income	$93,500	$151,198	$282,842	$306,364

Basic earnings per share:	$3.65	$5.27	$10.75	$10.58
Diluted earnings per share:	$3.61	$5.18	$10.63	$10.38

Shares used in computing earnings per share:
Basic	25,634	28,687	26,319	28,967
Diluted	25,867	29,195	26,608	29,505

FAIR ISAAC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended
	June 30,
	2022	2021
Cash flows from operating activities:
Net income	$282,842	$306,364
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,819	20,066
Share-based compensation	86,363	84,099
Changes in operating assets and liabilities	(43,489)	24,728
Gains on product line asset sales and business divestiture	-	(100,139)
Other, net	23,089	(3,056)
Net cash provided by operating activities	364,624	332,062

Cash flows from investing activities:
Purchases of property and equipment	(5,232)	(5,792)
Net activity from marketable securities	(1,447)	(2,827)
Proceeds from product line asset sales and business divestiture	2,257	146,428
Other, net	-	(210)
Net cash provided by (used in) investing activities	(4,422)	137,599

Cash flows from financing activities:
Proceeds from revolving line of credit and term loan	1,010,000	429,000
Payments on revolving line of credit and term loan	(855,500)	(208,000)
Proceeds from issuance of senior notes	550,000	-
Proceeds from issuance of treasury stock under employee stock plans	11,117	14,580
Taxes paid related to net share settlement of equity awards	(49,027)	(88,770)
Repurchases of common stock	(1,048,027)	(541,205)
Other, net	(8,819)	(177)
Net cash used in financing activities	(390,256)	(394,572)

Effect of exchange rate changes on cash	(10,238)	5,129

Increase (decrease) in cash and cash equivalents	(40,292)	80,218
Cash and cash equivalents, beginning of period	195,354	157,394
Cash and cash equivalents, end of period	$155,062	$237,612

FAIR ISAAC CORPORATION
NON-GAAP RESULTS
(In thousands, except per share data)
(Unaudited)

	Quarter Ended		Nine Months Ended
	June 30,		June 30,
	2022	2021	2022	2021

GAAP net income	$93,500	$151,198	$282,842	$306,364
Amortization of intangible assets	532	810	1,619	2,692
Gains on product line asset sales and business divestiture	-	(92,805)	-	(100,139)
Stock-based compensation expense	28,549	30,761	86,363	84,099
Income tax adjustments	(6,842)	11,391	(21,012)	(366)
Excess tax benefit	(78)	(2,561)	(8,530)	(22,073)
Non-GAAP net income	$115,661	$98,794	$341,282	$270,577

GAAP diluted earnings per share	$3.61	$5.18	$10.63	$10.38
Amortization of intangible assets	0.02	0.03	0.06	0.09
Gains on product line asset sales and business divestiture	-	(3.18)	-	(3.39)
Stock-based compensation expense	1.10	1.05	3.25	2.85
Income tax adjustments	(0.26)	0.39	(0.79)	(0.01)
Excess tax benefit	(0.00)	(0.09)	(0.32)	(0.75)
Non-GAAP diluted earnings per share	$4.47	$3.38	$12.83	$9.17

Free cash flow
Net cash provided by operating activities	$117,140	$100,592	$364,625	$332,062
Capital expenditures	(1,939)	(1,572)	(5,232)	(5,792)
Free cash flow	$115,201	$99,020	$359,393	$326,270

Note: The numbers may not sum to total due to rounding.

About Non-GAAP Financial Measures

To supplement the consolidated GAAP financial statements, the company uses the following non-GAAP financial measures: non-GAAP net income, non-GAAP EPS, and free cash flow. Non-GAAP net income and non-GAAP EPS exclude the impact of amortization expense, share-based compensation expense, restructuring and acquisition-related, excess tax benefit, and adjustment to tax valuation allowance items. Free cash flow excludes capital expenditures and dividends paid. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Management uses these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. Our management believes these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain items that may not be indicative of recurring business results including significant non-cash expenses. We believe management and investors benefit from referring to these non-GAAP financial measures in assessing our performance when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to historical performance and liquidity as well as comparisons to our competitors’ operating results. We believe these non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key measures used by management in its financial and operating decision-making.

FAIR ISAAC CORPORATION
RECONCILIATION OF NON-GAAP GUIDANCE
(In millions, except per share data)
(Unaudited)

Fiscal 2022 Guidance

GAAP net income	$350
Amortization of intangible assets	2
Stock-based compensation expense	115
Income tax adjustments	(30)
Excess tax benefit	(8)
Non-GAAP net income	$429

GAAP diluted earnings per share	$13.11
Amortization of intangible assets	0.08
Stock-based compensation expense	4.31
Income tax adjustments	(1.12)
Excess tax benefit	(0.29)
Non-GAAP diluted earnings per share	$16.08

Note: The numbers may not sum to total due to rounding.

About Non-GAAP Financial Measures

To supplement the consolidated GAAP financial statements, the company uses the following non-GAAP financial measures: non-GAAP net income, non-GAAP EPS, and free cash flow. Non-GAAP net income and non-GAAP EPS exclude the impact of amortization expense, share-based compensation expense, restructuring and acquisition-related, excess tax benefit, and adjustment to tax valuation allowance items. Free cash flow excludes capital expenditures and dividends paid. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

Management uses these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. Our management believes these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain items that may not be indicative of recurring business results including significant non-cash expenses. We believe management and investors benefit from referring to these non-GAAP financial measures in assessing our performance when planning, forecasting and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to historical performance and liquidity as well as comparisons to our competitors’ operating results. We believe these non-GAAP financial measures are useful to investors because they allow for greater transparency with respect to key measures used by management in its financial and operating decision-making.

Contacts

Investors/Analysts:

Steve Weber
(800) 213-5542
investor@fico.com

Media:

Katie O’Connell
(510) 621-9832
press@fico.com